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Exhibit 4.15

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS, WHICH ARE IDENTIFIED BY ***."

LICENSE AGREEMENT

        Effective as of September 17, 2004 ("EFFECTIVE DATE"), Genetic Technologies Limited, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and Genzyme Corporation, having an office at 500 Kendall Street, Cambridge, MA, 02142, USA ("LICENSEE"), agree as follows:

ARTICLE I BACKGROUND
1.1
GTG represents that it has certain proprietary and intellectual property rights pertaining to methods and processes used to extract gene discovery and diagnostic utility from the non-coding region of genomes.
1.2	LICENSEE wishes to acquire a license under, and to obtain access to GTG's non-coding patents in order to perform preclinical and human research and human genetic testing.
1.3	GTG is prepared to grant a non-exclusive license to LICENSEE under its non-coding patents, subject to the terms and conditions of this AGREEMENT.
ARTICLE II GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS
2.1	"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.
2.2
"CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.
2.3
"EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.
2.4	"EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.
2.5
"FIELD OF USE" means, during the EXCLUSION TIME PERIOD, preclinical and human research and human genetic testing other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means preclinical and human research and human genetic testing.
2.6	GTG and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).
2.7	"LICENSE ANNUITY FEE" means a fee of one million Australian Dollars (AUD $1,000,000.00) incurred on each anniversary of the EFFECTIVE DATE for the TERM.

2.8
"LICENSED PATENT(S)" means the patents listed in Appendix "A" attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefor, and patents which may issue upon such applications.
2.9
"LICENSED PRODUCT(S)" means services performed by LICENSEE or a SUBSIDIARY of LICENSEE that but for the license granted herein would infringe or contribute to the infringement of one or more valid claims of a LICENSED PATENT.
2.10
"SUBSIDIARY" means any corporation, company or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.
2.11	"TERM" means the lives of the LICENSED PATENTS, except as otherwise provided in Article VII.
2.12	"TERRITORY" means worldwide, excluding Australia, New Zealand, Singapore and Hong Kong.
Article III RELEASE
3.1
Subject to the licenses set forth herein, GTG agrees that, providing LICENSEE fully and faithfully discharges all obligations undertaken by LICENSEE in this AGREEMENT, including, but not limited to, the confidentiality obligations, the obligations set forth in Section 5.1 and the obligation to pay the LICENSE ANNUITY FEE payments during the TERM and, provided further, that this AGREEMENT is not terminated for LICENSEE's material breach of any term or condition hereof, GTG hereby releases and discharges LICENSEE, its officers, directors, employees and agents, from all claims, demands, and rights of action which GTG may have as of the EFFECTIVE DATE on account of infringement of any LICENSED PATENT prior to the EFFECTIVE DATE to the extent the acts constituting such infringement are covered by the license granted hereunder. Failure of LICENSEE at any time to so discharge its obligations hereunder shall constitute a waiver of the benefits of this Section 3.1 and shall forthwith restore to GTG its full rights as they existed on the EFFECTIVE DATE; provided, however, that upon termination of this AGREEMENT by LICENSEE pursuant to Article VII at any time after LICENSEE satisfies Section 5.1 hereof, this Section 3.1 shall survive as to any liability incurred by LICENSEE prior to the date of such termination.
Article IV GRANT TO LICENSEE
4.1
Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE and LICENSEE's SUBSIDIARIES, during the TERM of this AGREEMENT, a nonexclusive, non-assignable (except as provided in Section 4.2), non-transferable, annual fee-bearing, license under the LICENSED PATENTS (without the right to sublicense) to make, use, sell, offer for sale, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY.

4.2
The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE and LICENSEE's SUBSIDIARIES. LICENSEE and LICENSEE's SUBSIDIARIES shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the prior written consent of GTG (which may be withheld in GTG's sole and absolute discretion), except to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise; provided, however that prior to the transfer of ownership such purchaser must expressly assume in writing LICENSEE's obligations under this AGREEMENT and expressly acknowledge in writing that services of such purchaser performed prior to the transfer of ownership shall not be considered LICENSED PRODUCTS.
4.3
All rights not explicitly granted to LICENSEE and LICENSEE's SUBSIDIARIES are reserved by GTG. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights to any other patents or other intellectual property rights of GTG or any third party other than the LICENSED PATENTS.
4.4
LICENSEE shall be responsible for all acts and omissions of LICENSEE's SUBSIDIARIES related to the rights granted to LICENSEE's SUBSIDIARIES under this AGREEMENT and LICENSEE shall ensure that LICENSEE's SUBSIDIARIES are in compliance with the terms and conditions of this AGREEMENT at all times.
Article V CONSIDERATION
5.1
As partial consideration for the release of Article III and the licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG a non-refundable license issue fee of seven million two hundred fifty thousand Australian Dollars (AUD $7,250,000.00) in the following form:
	5.1.1	a cash component of five million Australian Dollars (AUD $5,000,000.00) within thirty (30) days after the EFFECTIVE DATE; and

5.1.2
an in-kind component allocated a value of two million two hundred fifty thousand Australian Dollars (AUD $2,250,000.00) and consisting of a license agreement, with the right to sublicense in accordance with the terms of LICENSEE's license agreement with Johns Hopkins University, (the "*** LICENSE") to be negotiated in good faith between GTG and LICENSEE and executed within a reasonable time from the EFFECTIVE DATE under patents owned by Johns Hopkins University relating to the *** and licensed by LICENSEE (the "*** PATENTS"). If LICENSEE and GTG do not execute the *** LICENSE within a reasonable time after the EFFECTIVE DATE, then (i) the parties shall negotiate in good faith and agree upon substitute consideration for the *** LICENSE and (ii) the parties' failure to execute the *** LICENSE shall not be a breach of this Section 5.1.2. The *** LICENSE shall be non-exclusive, provided, however, that any license to the *** PATENTS granted by LICENSEE to any third party after the EFFECTIVE DATE shall not include the right to sublicense. The *** LICENSE shall expire upon expiration of the *** PATENTS. The parties acknowledge and agree that the *** LICENSE shall contain provisions for sharing net license signing fees, net royalties and any other consideration resulting from GTG's sublicensing efforts in connection with the *** PATENTS (the "SUBLICENSE REVENUE"). After deducting any and all amounts owed by LICENSEE to Johns Hopkins University *** of such SUBLICENSE REVENUE shall be retained by GTG and *** of such SUBLICENSE REVENUE shall be paid to LICENSEE. The *** LICENSE shall include a mutually agreed upon mechanism for GTG to inform LICENSEE of its discussions with potential sublicensees of the *** PATENTS. The *** LICENSE shall also provide that GTG shall not have the right to enforce or threaten to enforce the *** PATENTS, but shall provide a mechanism for enforcement as mutually agreed by the parties. In no event shall LICENSEE be obligated to enforce the *** PATENTS.
5.2
As additional consideration for the rights and licenses granted by this AGREEMENT, LICENSEE agrees to pay to GTG the LICENSE ANNUITY FEE payments representing an annual fee in lieu of royalties. Such LICENSE ANNUITY FEE payments are due and payable to GTG within fifteen (15) days of the anniversary of the EFFECTIVE DATE each year for the TERM. No other sums or royalties shall be due GTG, its successors, assigns and/or legal representatives as a result of this AGREEMENT or the license hereunder.
5.3	All payments by LICENSEE to GTG shall be sent by electronic wire transfer to:
St. George Bank 333 Collins Street, Melbourne Victoria, Australia Bank State Branch Number: 333.030 Account: Genetic Technologies Limited Account Number: 700390978
5.4	All fees payable hereunder by LICENSEE shall be made in Australian Dollars (AUD) and are payable to GTG's successors, heirs, or assigns, as appropriate.
5.5	LICENSEE agrees to pay interest of *** per year or the maximum rate allowed by law, whichever is less, on payments owed but not paid to GTG within thirty (30) days of such payment becoming due.
5.6	MATERIAL BREACH: Breach of any provision of this Article V or part thereof shall be deemed a material breach, except as set forth in Section 5.1.2(ii) hereof.

ARTICLE VI WAIVER
6.1
No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.
ARTICLE VII TERM AND TERMINATION OF AGREEMENT
7.1	This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.
7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. Termination shall not affect any obligation owed by LICENSEE to GTG prior to the termination. GTG shall have the right to terminate this AGREEMENT in the event that LICENSEE shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that LICENSEE discontinues its business to which this AGREEMENT relates for any reason. In the event of termination of this AGREEMENT all rights granted to LICENSEE hereunder shall revert to GTG.
7.3	LICENSEE shall have the right to terminate this AGREEMENT for any reason upon thirty (30) days prior written notice to GTG.
7.4
SURVIVAL: Articles II, VIII, X, XI, Section 3.1 (as to any liability incurred by LICENSEE prior to the date of termination), this Section 7.4 and all payment obligations incurred prior to termination shall survive the termination of this AGREEMENT.
Article VIII CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES
8.1
LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party ("DISCLOSING PARTY") to the other party ("RECEIVING PARTY") constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING PARTY's express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY's CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

	8.1.1	is already known to the RECEIVING PARTY without an obligation of confidentiality prior to disclosure by the DISCLOSING PARTY;
	8.1.2	is or becomes publicly available without fault of the RECEIVING PARTY;
	8.1.3	is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY;
	8.1.4	is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY's CONFIDENTIAL INFORMATION.
8.2	PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:
	8.2.1	To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules.
	8.2.2	To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT.
8.2.3
To the extent such use or disclosure is reasonably necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding against the other party or as required to be disclosed by law or governmental regulation.
8.2.4
To the extent such use or disclosure is reasonably necessary in connection with prosecuting or defending litigation against the other party, complying with applicable law, court order, submitting information to tax or other governmental authorities.
8.2.5
In the instances set forth in Sections 8.2.3 or 8.2.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.
8.3
PUBLICITY AND PRESS RELEASES: GTG may issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT with LICENSEE's prior review and approval; provided, however, that such press releases shall not contain any financial terms of this AGREEMENT. Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:
	8.3.1	Each party shall be permitted to post a copy of or provide a link on its web site to any press release issued pursuant to this Section 8.3 relating to this AGREEMENT;
	8.3.2	GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT (not including any terms); and
8.3.3
LICENSEE shall be able to disclose to customers and/or prospective customers, and Johns Hopkins University, the identity of GTG and the existence of this AGREEMENT. LICENSEE may also disclose the terms of the *** LICENSE and Section 5.1.2 of this AGREEMENT to Johns Hopkins University.

ARTICLE IX NOTICE
9.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:
Genzyme Genetics Attention: President 3400 Computer Drive Westborough, MA 01581 USA
with a copy to:
Attention: General Counsel Genzyme Corporation 500 Kendall Street Cambridge, MA 02142 USA

or, if given or rendered to GTG, addressed to:
Dr. Mervyn Jacobson Executive Chairman Genetic Technologies Limited 60 Hanover Street Fitzroy, Victoria 3065 Australia
with a copy to:
Michael A. DeSanctis, Esq. Faegre & Benson LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, CO 80203 USA
or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.
ARTICLE X REPRESENTATIONS AND WARRANTIES
10.1
GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.
10.2	GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.
10.3
LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.
10.4	LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

10.5	INDEMNIFICATION:
10.5.1
BY LICENSEE: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the manufacture, use, sale, importation, or other disposition of LICENSED PRODUCTS by LICENSEE. LICENSEE shall indemnify, hold harmless, and defend GTG, and GTG's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) the design, development, manufacture, use, sale, packaging, distribution, or shipment of LICENSED PRODUCTS; (ii) any breach by LICENSEE or LICENSEE's SUBSIDIARIES of any representation, warranty, or covenant hereunder, or (iii) the failure of LICENSEE or LICENSEE's SUBSIDIARIES to perform any covenants or obligations contained in this AGREEMENT.
10.5.2
BY GTG: GTG shall indemnify, hold harmless, and defend LICENSEE, and LICENSEE's SUBSIDIARIES, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by GTG of any representation, warranty, or covenant hereunder, or (ii) the failure of GTG to perform any covenants or obligations contained in this AGREEMENT.
10.5.3
The indemnifying party's indemnification obligations under this Section 10.5 are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.
10.6
DISCLAIMER OF WARRANTIES: EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.
10.7
LIMITATION OF LIABILITY: TO THE GREATEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO OR ARISING FROM THIS AGREEMENT (WHETHER UNDER THIS ARTICLE X OR OTHERWISE) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.
10.8	Nothing contained in this AGREEMENT shall be construed as:
	10.8.1	a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT; or
10.8.2
a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

	10.8.3	a warranty or representation as to the value of the *** LICENSE set forth in Section 5.1.2 hereof; or
	10.8.4	an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or
	10.8.5	conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or
	10.8.6	conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.
ARTICLE XI MISCELLANEOUS
11.1
ENFORCEABILITY OF LICENSED PATENTS: LICENSEE agrees that it will not knowingly induce, encourage or assist any third party in connection with attacking the title or right of GTG in and to the LICENSED PATENTS or attacking the validity or enforceability of the LICENSED PATENTS. LICENSEE shall not be responsible for the maintenance and/or enforcement of the LICENSED PATENTS.
11.2
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.
11.3
NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify GTG of any third party that it reasonably believes to be infringing a LICENSED PATENT, and will use reasonable efforts to provide to GTG any non-confidential information it has in support of such belief.
11.4
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.
11.5
CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of New York (excluding conflicts of laws) and of the United States.
11.6
FORUM SELECTION: The exclusive venue for any controversy or claim arising out of or in connection with this AGREEMENT shall be New York, New York and the parties hereto submit and consent to jurisdiction and venue in New York, New York, except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of New York.

11.7	DISPUTE RESOLUTION:
11.7.1
Notwithstanding Section 11.6 above, other than injunctive relief or pre-award attachment of assets which may, but need not be, pursued in a court of law, the parties agree that, in the event of any difference, dispute or question, arising from this AGREEMENT, the parties will endeavor to settle such matters amicably between themselves in good faith. Should the parties be unable to do so within a period of ninety (90) working days, except as provided for elsewhere herein, the matter shall be promptly submitted to arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court in New York having jurisdiction thereof. This Section 11.7.1 shall not apply to any controversy or claim involving an issue of the infringement, validity, or enforceability of any patent. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.
11.7.2
A single arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by agreement between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules of the American Arbitration Association. The arbitrator shall render a final award in accordance with the substantive law of the State of New York, excluding the conflicts provisions of such law.
11.7.3
The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator's compensation and expenses shall be advanced equally by the parties.
	11.7.4	The parties may request a court for interim or provisional relief, and any such request shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.
	11.7.5	In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.
11.7.6
Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.
11.8
EQUITABLE REMEDIES: LICENSEE acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT may result in immediate and irreparable damage to GTG. LICENSEE also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, GTG may be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.
11.9
ATTORNEYS' FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other amount awarded.

11.10
NON-DISPARAGEMENT: LICENSEE shall not make any disclosures, issue any statements or otherwise cause to be disclosed any information, statement, press release or other public disclosure, whether oral or written, which defames, slanders or libels GTG, its shareholders, officers, directors, or employees, any aspect of the management, policies, operations, practices, or decisions of GTG, the LICENSED PATENTS, this AGREEMENT, or GTG's patent licensing activities ("STATEMENTS"). Additionally, LICENSEE shall not knowingly permit its officers, directors or employees to issue any such STATEMENTS.
11.11
INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT or the *** LICENSE.
11.12	INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.
11.13
SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.
11.14
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.
11.15
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.
11.16
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.
11.17	COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:
GENETIC TECHNOLOGIES LIMITED	GENZYME CORPORATION
By	By
Dr. Mervyn Jacobson Executive Chairman		Henri A. Termeer President, Chairman and Chief Executive Officer
	By	Michael S. Wyzga Chief Financial Officer
	By	Thomas J. DesRosier Senior Vice President, General Counsel & Chief Patent Counsel

APPENDIX "A"
LICENSED PATENTS

APPLICATION/PATENT NUMBER	COUNTRY	STATUS
5,192,659	United States	Granted
5,612,179	United States	Granted
5,789,568	United States	Granted
E144797	Austria	Granted
BE0414469	Belgium	Granted
CA2023888	Canada	Granted
DK414469	Denmark	Granted
EP0414469	Europe	Granted
FR0414469	France	Granted
DE69029018	Germany	Granted
DD299319	Germany	Granted
GR3022410	Greece	Granted
IL95467	Israel	Granted
IT0414469	Italy	Granted
JP3206812	Japan	Granted
LI0414469	Liechtenstein	Granted
LU0414469	Luxemburg	Granted
NL0414469	Netherlands	Granted
906765	South Africa	Granted
ES2095859	Spain	Granted
SE0414469	Sweden	Granted
CH0414469	Switzerland	Granted
GB0414469	United Kingdom	Granted
5,851,762	United States	Granted
BE0570371	Belgium	Granted
CA2087042	Canada	Granted
DK0570371	Denmark	Granted
EP0570371	Europe	Granted
FR0570371	France	Granted
DE691316910	Germany	Granted
IE912426	Ireland	Granted
GR0570371	Greece	Granted
IL98793	Israel	Granted
IT0570371	Italy	Granted
JP5506998	Japan	Granted
LI0570371	Liechtenstein	Granted
LU0570371	Luxemburg	Granted
NL0570371	Netherlands	Granted
915422	South Africa	Granted
ES0570371	Spain	Granted
SE0570371	Sweden	Granted
CH0570371	Switzerland	Granted
GB0570371	United Kingdom	Granted

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  Exhibit 4.15
LICENSE AGREEMENT
APPENDIX "A" LICENSED PATENTS